EXHIBIT 99.1

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For More Information Contact
Craig Scott
Vertel Corporation
(818) 227-1449
craig-scott@vertel.com

VERTEL CORPORATION COMPLETES SALE OF e*ORB PRODUCT LINE

Sale Allows Vertel to Focus on M*Ware™

Woodland Hills, Calif., January 6, 2003 – Vertel Corporation (OTC BB:VRTL.OB), a leading provider of convergent service management mediation solutions, today announced the sale of its e*ORB product line and related assets to PrismTech Limited (“PrismTech”).

PrismTech has purchased e*ORB for up to $1.2 million in cash, the first $600,000 payable over 180 days commencing with the closing of the sale, and up to $600,000 payable as a royalty program based on e*ORB revenues over the 24 months following the close of the sale.

“Selling e*ORB is consistent with Vertel’s strategic plan to profitably grow our core M*Ware™ business,” said Marc Maassen, President and CEO of Vertel. “We have now completed the consolidation of our entire business around our M*Ware technologies and have aligned all our resources toward the development, deployment and support of mediation solutions that dramatically reduce the costs of building, integrating and managing complex enterprise and carrier networks and services.”

With the integration of e*ORB into PrismTech’s “Total CORBA Solution”, Vertel’s former e*ORB customers have a single vendor to turn to for embedded-to-enterprise CORBA technology. The immediate benefit to Vertel’s customers is the ability to have PrismTech

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provide CORBA technology that seamlessly integrates with all M*Ware mediation solutions ranging from the embedded sector to the enterprise and exchange applications. In addition to data base and platform independence, M*Ware has been expanded to allow customers to use any CORBA compliant technology, including free-ware, allowing Vertel’s customers to leverage existing investments in CORBA technology and still gain the integration and mediation advantages of the M*Ware technology.

The sale of e*ORB was completed on December 23, 2002 and all contracts and support agreements have been assigned to PrismTech. Vertel will provide 90 days of back-up support to PrismTech, as needed, to minimize any impact to Vertel’s former e*ORB customers which, in many cases, are also dedicated and valued M*Ware customers.

About PrismTech

PrismTech develops and markets the OpenFusion® range of distributed software infrastructure products. OpenFusion® provides leadership in advanced technology, connectivity and cost of ownership for both Java and CORBA environments. PrismTech’s reputation for delivering high quality, reliable, scaleable and performant software is reflected in its world-class customer base in the telecommunications, defense and financial services markets. For additional information about PrismTech, visit the web site at http://www.prismtechnologies.com.

About Vertel

Vertel is a leading provider of convergent service management mediation solutions. Vertel’s high performance solutions enable customers to quickly and cost effectively introduce new services, networks and OSSs while leveraging existing investments.

Using the M*Ware driven Development Environment (DE), Vertel has created a full suite of mediation based applications that can address protocol translation, data transformation, element and network management, OSS application integration, and OSS exchange services.

Vertel’s product offerings allow seamless management in multi-technology and multi-vendor environments. Vertel also develops communications software solutions that fit individual customer requirements through its Professional Services organization.

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For more information on Vertel or its products, contact Vertel at 21300 Victory Boulevard, Suite 700, Woodland Hills, Calif. 91367; telephone: (818) 227-1400; fax: (818) 598-0047 or visit www.vertel.com.

Note: Vertel and M*Ware are trademarks of Vertel Corporation. All other trademarks are the property of their respective owners.